Exhibit 2.2

AMENDMENT NO. 1 TO THE STOCK PURCHASE AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”) is made and entered into as of this 29th day of April, 2016 by and among CEB Inc., a Delaware corporation (the “Purchaser”), CXO Acquisition Co., a Delaware corporation and Sports Leadership Acquisition Co., a Delaware corporation (together, the “Company Entities”) and CXO Acquisition Holdings, LLC (the “Seller”).

RECITALS

WHEREAS, the Purchaser, the Company Entities and the Seller entered into that certain Stock Purchase Agreement, dated April 4, 2016 (the “Original Agreement”, together with the Amendment, the “Amended Agreement”);

WHEREAS, Section 9.6 of the Original Agreement authorizes the amendment of the Original Agreement by a written agreement signed by each of the Purchaser, the Company Entities and the Seller; and

WHEREAS, the Purchaser, the Company Entities and the Seller desire to enter into this Amendment to amend (a) Section 2.3(b) of the Original Agreement, (b) Section 2.3(c) of the Original Agreement, (c) Section 6.14 of the Original Agreement, (d) the definition of “Selling Expenses” set forth in Schedule I (Definitions) of the Original Agreement and (e) Exhibit A of the Original Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms when used in this Amendment but not defined herein shall have the respective meanings set forth in the Original Agreement.

2. Escrow Agent. Section 2.3(b) of the Original Agreement is hereby deleted in its entirety and replaced with the following text:

(b) Escrow Amounts. At the Closing, the Purchaser shall deliver to Regions Bank, as escrow agent (the “Escrow Agent”), under the escrow agreement dated the Closing Date, by and among the Purchaser, the Seller and the Escrow Agent, substantially in the form of Exhibit A hereto (the “Escrow Agreement”), (i) an amount equal to Thirteen Million Seven Hundred Fifty Thousand Dollars ($13,750,000) (the “Indemnity Escrow Amount”) and (ii) an amount equal to Five Hundred Thousand Dollars ($500,000) (the “Working Capital Escrow Amount” and, together with the Indemnity Escrow Amount, collectively, the “Escrow Amounts”).

3. Selling Expenses. Section 2.3(c) of the Original Agreement is hereby deleted in its entirety and replaced with the following text:

(c) Selling Expenses. At the Closing, the Purchaser will pay (or cause to be paid) in cash the amount of the Estimated Selling Expenses (other than the Sale Bonuses) and the amount of the Incremental Escrow Expenses payable to each payee thereof by wire transfer of immediately available funds to such payee’s account as specified in instructions delivered to the Purchaser by the Seller prior to the Closing.

4. 401(k) Plan. Section 6.14 of the Original Agreement is hereby deleted in its entirety and replaced with the following text:

6.14 Intentionally Omitted.

5. Selling Expenses. The following proviso shall be added to the end of the definition of the term “Selling Expenses” in Schedule I (Definitions) to the Amended Agreement:

; provided, further, that in no event shall Selling Expenses include, or be deemed to include, any incremental costs or fees incurred by the Seller resulting from reviewing the Escrow Agreement with Regions Bank or completing “know your customer” forms required by Regions Bank, including out-of-pocket fees and expenses of the Seller (including reasonable fees and expenses of outside legal counsel) arising from such review, as well as any incremental escrow fees charged by Regions Bank (over and above the escrow fees that were to have been charged by the original escrow agent) (collectively, the “Incremental Escrow Expenses”).

6. Exhibit A. For the avoidance of doubt, all references to Exhibit A in the Amended Agreement shall refer to the Escrow Agreement, by and among Regions Bank, the Purchaser and the Seller and such Escrow Agreement shall be attached as Exhibit A to the Amended Agreement.

7. No Other Amendment. This Amendment shall apply and be effective only with respect to the provisions of the Original Agreement specifically referred to herein. Except to the extent expressly modified by this Amendment, the Original Agreement remains in full force and effect in all respects.

8. Counterparts. This Amendment may be executed in multiple counterparts and transmitted by facsimile or by electronic mail in “portable document format” (“PDF”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a party’s a signature. Each such counterpart and facsimile or PDF signature shall constitute an original and all of which together shall constitute one and the same original.

9. Miscellaneous. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof. In addition, the following sections of the Original Agreement shall be deemed applicable to, and incorporated by reference into, this Amendment, mutatis mutandis: Section 9.3 (Interpretation), Section 9.8 (Governing Law), Section 9.9 (Severability), Section 9.12 (Enforcement of Agreement), and Section 9.13 (Waiver of Jury Trial).

IN WITNESS WHEREOF, the parties have executed, or caused their duly authorized officer to execute, this Amendment as of the day and year first above written.

CEB INC.

By:	/s/ Barron Anschutz
Name: Barron Anschutz
Title: Treasurer, Assistant Secretary

Signature Page to the Amendment to the Stock Purchase Agreement

CXO ACQUISITION HOLDINGS, LLC

By:	/s/ Jacques V. Galante
Name: Jacques V. Galante
Title: Treasurer & Secretary

CXO ACQUISITION CO.

By:	/s/ Jacques V. Galante
Name: Jacques V. Galante
Title: Executive Vice President, Treasurer & Secretary

SPORTS LEADERSHIP ACQUISITION CO.

By:	/s/ Jacques V. Galante
Name: Jacques V. Galante
Title: Executive Vice President, Treasurer & Secretary

Signature Page to the Amendment to the Stock Purchase Agreement